United States Securities And Exchange Commission

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July __, 2009 (July 10, 2009)
LION CAPITAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26235	52-2191043
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8140 North Mopac, Bldg. 1, Suite 125, Austin, Texas 78759
(Address of principal executive offices) (Zip Code)

(512) 615-2453
(Registrant's telephone number)

Form 8-K (Merger Agreement) v1

Item 1.01.	Entry Into a Material Definitive Agreement

On July 10, 2009, Lion Capital Holdings, Inc. (the "Company") entered into an agreement and plan of merger (the "Merger Agreement") with DeFi Mobile, Ltd., a Delaware corporation ("DeFi"), and Jeff Rice and David Thomas in their capacity as Joint Representatives.

Under the Merger Agreement, the Company and DeFi have agreed, subject to the satisfaction or waiver of the closing conditions set forth in the Merger Agreement, to engage in a merger whereby DeFi will merge with and into the Company, and the Company will be the surviving corporation in the merger.  As part of the merger, DeFi's stock will be exchanged for stock of the Company at a ratio of one share of the Company's common stock for each one share held in DeFi immediately prior to the merger closing, and warrants to purchase the Company's common stock will be issued as part of the closing to certain DeFi shareholders.  As part of the merger, the Company will change its name to "DeFi Mobile, Ltd."  The DeFi shareholders have agreed to an eighteen-month lock-up of the Company shares to be received in the merger.

DeFi, founded in 2006, provides worldwide mobile phone and mobile broadband data access using WiFi and traditional cellular service.  Unlike with traditional WiFi and cellular services, DeFi offers a single device capable of using either service depending on availability, both reducing the cost of making calls worldwide and increasing reliability.  DeFi's primary customers are international business travelers and students studying abroad or traveling overseas.  With DeFi's software and a dual-mode smart phone, customers enjoy carrier-grade, landline quality telephony with unlimited calling to/from almost anywhere in the world, PBX features, data, Web browsing, and streaming media (video, audio, gaming, etc.), all for a flat monthly fee.

The parties have until July 31, 2009 to close the proposed merger, at which time either party may terminate the Merger Agreement unless such party's failure to fulfill its obligations under the Merger Agreement caused the closing delay.  The Merger Agreement may also be terminated if greater than 5% of the outstanding DeFi voting stock dissents from the merger.

The closing will not occur until the Company and DeFi file a Certificate of Merger with the State of Delaware, which will not occur until after the approval of the Company and DeFi shareholders has been obtained.

The foregoing description of the Merger Agreement does not purport to be complete, and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by this reference.  The attached Merger Agreement is not in any way intended as a document for investors to obtain factual information about the current state of affairs of the Company.  Such information can be found in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.  The Merger Agreement contains representations and warranties made by the Company and DeFi which are used as a tool to allocate risks between the parties where the parties do not have completed knowledge of all facts.  Furthermore, the representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and are subject to limitations agreed upon by the contracting parties, including being qualified, modified or limited by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement.  Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts or conditions of the Company or DeFi.  Investors are not third-party beneficiaries under the Merger Agreement.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company's public disclosures.

Forward-Looking Statements

In addition to historic information, this report, including the exhibit, contains forward-looking statements regarding events, performance and trends. Various factors could affect future results and could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, including whether or not the merger, which is subject to customary closing conditions and completion of due diligence, will close, and the statements contained above regarding the Merger Agreement and the risks and uncertainties related to the occurrence of future events. There can be no assurance that the required shareholder approval will be obtained by the Company or DeFi, that the closing conditions contained in the Merger Agreement will be satisfied or waived, that the merger will occur, or, if it does occur, when it will close.  Additional factors are identified in the Company’s periodic reports filed with the Securities and Exchange Commission, the most recent of which are the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description
2.1	Merger Agreement, dated July 10, 2009, by and among Lion Capital Holdings, Inc., DeFi Mobile, Ltd. and Jeff Rice and David Thomas

SIGNATURES

In accordance with the requirements of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Lion Capital Holdings, Inc., a Delaware corporation

Dated: July 15, 2009	By:	/s/ Timothy T. Page
Timothy T. Page
CEO and Chairman

Form 8-K (Merger Agreement) v1